Exhibit 10.1

June 10, 2014

Jeffrey W. Henderson
7000 Cardinal Place
Columbus, Ohio 43017

Dear Jeff:

The purpose of this letter (“Agreement”) is to confirm the agreement between Cardinal Health, Inc. (“Cardinal Health” or “the Company”) and Jeffrey W. Henderson (referred to as “you”) concerning your retirement from Cardinal Health.

Retirement Date
You will retire and resign as Chief Financial Officer of Cardinal Health, Inc. and its affiliates on August 21, 2015 (“Retirement Date”). If Cardinal Health selects a successor Chief Financial Officer before that date, you will cease to be Chief Financial Officer, but remain an employee, when a successor is elected (“Transition Date”). From the Transition Date, if applicable, to the Retirement Date, you will report to the Chairman and Chief Executive Officer and will assist with the transition to the successor Chief Financial Officer and will have such other responsibilities and projects as may be requested by the Chairman and Chief Executive Officer.

Base Salary
Your base pay will be $30,769.23 per biweekly pay period, or $800,000.00 per year, effective August 25, 2014, which will be paid from that date through the Retirement Date.

MIP Payout
You will be eligible for fiscal 2014 and 2015 MIP bonuses, which will be paid following the end of each such fiscal year in accordance with the Company’s standard practices, subject to the terms and conditions of the MIP Plan. For each such year, the business results applicable to your MIP bonus will be the percentage of target allocated to the Company’s Corporate function by the Human Resources and Compensation Committee, your individual target MIP bonus for each year will be 100% of your annual base salary and your “individual performance factor” will be set by the HRCC with input from the Chairman and Chief Executive Officer. You will not be eligible for a fiscal 2016 MIP bonus.

Stock Options, Restricted Share Units and Performance Share Units
You will receive a grant of restricted share units on August 15, 2014, the Company’s customary date for annual equity grants, which grant will have a grant date fair value of $1,750,000 and a vesting date of August 15, 2015. The grant will be made with the understanding that if you terminate employment before August 15, 2015 due to death or disability, these restricted share units will immediately vest in full.

All stock option, restricted share unit and performance share unit awards you have received will continue to be governed by the terms of the applicable award agreements.

No Competition
You agree to be bound by the terms of the Confidentiality and Business Protection Agreement dated June 10, 2014.

Employment at Will; Termination for Employment
Nothing in this Agreement changes your employment-at-will status with the Company. If the Company terminates your employment under circumstances that are not a “Termination for Cause” (as defined in the Cardinal Health, Inc. 2011 Long-Term Incentive Plan) before the Retirement Date, (1) you will continue to receive your base salary through the Retirement Date, (2) you will be eligible for the fiscal 2014 and 2015 MIP bonuses as set forth above (with no proration), and (3) those portions of your equity awards that vest in August 2014 and 2015 (including for clarity the award to be made on August 15, 2014 described above) will continue to vest in accordance with their terms. Notwithstanding anything else in this Agreement, if you voluntarily terminate employment before the Retirement Date or your termination of employment is a “Termination for Cause,” then (1) your base salary will cease to accrue on the day that your employment ceases, (2) you will not receive any MIP payment payable after the day that your employment ceases, and (3) any unvested stock options, restricted share units and performance share units will be cancelled on the day that your employment ceases (in addition to any other consequences under the applicable equity plan and agreements).

Successors
You and anyone who succeeds to your rights and responsibilities are bound by this Agreement and this Agreement will accrue to the benefit of and may be enforced by Cardinal Health and its successors and assigns.

Severability
You agree that the validity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any remaining provisions.

Governing Law
You agree that all questions concerning the intention, validity or meaning of this Agreement will be construed and resolved according to the laws of the State of Ohio. You also designate the federal and state courts in Franklin County, Ohio as the courts of competent jurisdiction and venue for any actions or proceedings related to this Agreement, and hereby irrevocably consent to such designation, jurisdiction and venue. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the parties to this Agreement.
By signing below, you agree to and accept all of the terms in this Agreement.

Sincerely,

CARDINAL HEALTH, INC.

By: _/s/ Carole Watkins________________
Carole Watkins
Chief Human Resources Officer

Agreed to:

/s/ Jeffrey W. Henderson        6/10/2014
Jeffrey W. Henderson            Date